                                                                    Exhibit 8.1

                               LATHROP & GAGE L.C.
                                   LAW OFFICES

                                                                      Suite 2800
RUSSELL D. JONES                                            2345 Grand Boulevard
(816) 460-5725                                  Kansas City, Missouri 64108-2684
EMAIL: RJONES@LATHROPGAGE.COM                     816-292-2000, Fax 816-292-2001

                                 June 16, 1999

Lab Holdings, Inc.
5000 West 95th Street
Suite 260, Box 7568
Shawnee Mission, Kansas  66207

LabOne, Inc.
10101 Renner Boulevard
Lenexa, Kansas  66219

         Re:      Merger of LabOne, Inc. into Lab Holdings, Inc.

Dear Sirs:

         We  represent  Lab  Holdings,   Inc.,  a  Missouri   corporation  ("Lab
Holdings"), in connection with the merger (the "Merger") of LabOne, Inc., a Delaware corporation ("Lab One"), into Lab Holdings pursuant to that certain Agreement and Plan of Merger dated as of March 7, 1999 (as amended to date, the "Merger Agreement"). The Merger is described in a Joint Proxy
Statement/Prospectus of Lab Holdings and LabOne (as amended to date, the "Prospectus") that is included in a Registration Statement on Form S-4 (Registration No. 333-76131) filed with the Securities and Exchange Commission with respect to the Merger (as amended to date, the "Registration Statement").

         Section 6.1(g) of the Merger Agreement provides that the obligation of each of you to effect the Merger shall be subject to your receipt of an opinion letter of counsel to the effect that the Merger will have certain federal income tax consequences. This opinion letter is being delivered to each of you pursuant to such Section 6.1(g).

         We have examined such documents and records and made such inquiries as we consider relevant and necessary for purposes of this opinion letter. In particular we have reviewed the Merger Agreement, the Prospectus, and the Registration Statement. Also in particular we have reviewed and relied upon a Certificate of Fact that has been provided to us by you. Based upon such examination and inquiry, and further based on the assumptions and subject to the qualifications set forth below, we are of the opinion that the federal income tax consequences of the Merger include the following.

Lab Holdings, Inc.
LabOne, Inc.
June 16, 1999
Page 2



Holdings

         With respect to Holdings, the Merger will qualify as a tax-free liquidation of LabOne under Section 332 of the Internal Revenue Code of 1986 (the "Code").1 Accordingly, and taking into account other applicable rules, no gain or loss will be recognized by Holdings upon the receipt by it of all of LabOne's property and the cancellation of its LabOne stock pursuant to the Merger or as a result of the stock split that precedes the Merger.

         Holdings' initial tax basis in each of the properties received by it from LabOne pursuant to the Merger will be the same as LabOne's tax basis therein immediately before the Merger. Holdings' holding period for the property received by it from LabOne pursuant to the Merger will include the period for which the property was held by LabOne.

LabOne

         With respect to LabOne, the Merger will qualify as a tax-free liquidation of LabOne under Section 332. Accordingly, no gain or loss will be recognized by LabOne upon the distribution by it of all of its property to Holdings pursuant to the Merger.

Holdings Stockholders

         In general the Merger will have no effect on Holdings stockholders. However, and notwithstanding this general rule, Holdings stockholders who receive cash in lieu of fractional shares in connection with the stock split that precedes the Merger will be treated as if they had received the fractional shares and such shares were then redeemed by Holdings. Such a deemed redemption will be treated in the case of each such stockholder as a sale or exchange of the fractional share, and thus will trigger capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's tax basis in such fractional share, if it is considered to be "not essentially equivalent to a dividend" under Section 302(b)(1) or if it is considered to be "substantially disproportionate" with respect to the stock holder under Section 302(b)(2); otherwise the cash received will be treated
--------
         1 Hereinafter the words "Section" and "Sections," as used herein, refer to a section or sections, respectively, of the Code, unless otherwise noted.

Lab Holdings, Inc.
LabOne, Inc.
June 16, 1999
Page 3



as a dividend. In determining whether the deemed redemption will be treated as a sale or exchange the constructive ownership rules of Section 318, pursuant to which a stockholder is treated as owning stock that is actually owned by certain other related parties, are generally applicable.

         A deemed redemption of a fractional share of Holdings stock held by a Holdings stockholder will be considered to be "not essentially equivalent to a dividend" under Section 302(b)(1) if the redemption results in a "meaningful reduction" in the stockholder's proportionate interest in Holdings. U.S. v. Davis, 397 U.S. 301, 313, reh'g denied, 397 U.S. 1071 (1970). The existence and extent of any decrease in voting control appears to be the most significant factor to be taken into account in applying this "meaningful reduction" test, although the existence and extent of decreases in economic ownership are also relevant considerations. The Internal Revenue Service (the "IRS") generally has ruled under Section 302(b)(1) that a stockholder who receives cash in lieu of a fractional share in connection with a stock dividend or stock split will be treated as having sold or ex changed such fractional share (causing the recognition of gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's tax basis in such fractional share), provided that the cash is distributed solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares and is not separately bargained-for consideration.

         A deemed redemption of a fractional share of Holdings stock held by a Holdings stockholder will be considered to be "substantially dispropor tionate" with respect to the stockholder under Section 302(b)(2) if the stockholder actually and constructively owns less than 50 percent of the voting power of the outstanding Holdings stock after the deemed redemption and if the percentage of Holdings stock actually and constructively owned by such stockholder after the deemed redemption is less than 80 percent of the percentage of Holdings stock actually and constructively owned by such stockholder immediately before the deemed redemption. It is perhaps unlikely, but not impossible, that this test will be satisfied in the case of a deemed redemption of less than a full share of Holdings stock.

         Under the "not essentially equivalent to a dividend test" of Section 302(b)(1) and the "substantially disproportionate" test of Section 302(b)(2), the specific tax consequences to Holdings stockholders of a deemed redemp tion of fractional shares of Holdings stock will depend on each stockholder's

Lab Holdings, Inc.
LabOne, Inc.
June 16, 1999
Page 4



individual circumstances. Therefore, we express no opinion with respect to the specific tax consequences to any Holdings stockholder of the receipt of cash in lieu of a fractional share of Holdings stock in the stock split that precedes the Merger.

         Also notwithstanding the general rule that the Merger will have no effect on Holdings stockholders, a Holdings stockholder who receives cash as a result of his exercise of statutory dissenters' rights will be treated as if his Holdings stock were redeemed by Holdings. This deemed redemption will be treated as a sale or exchange of such stockholder's Holdings stock, and thus will trigger capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's tax basis in such stock, if it is considered to be "not essentially equivalent to a dividend" under Section 302(b)(1) or if it is considered to be "substantially disproportionate" with respect to the stockholder under Section 302(b)(2) or if it results in a complete termination of the stockholder's interest in Holdings under Section 302(b)(3); otherwise the cash received will be treated as a dividend. In determining whether the deemed redemption will be treated as a sale or exchange, the constructive ownership rules of Section 318 are, again, generally applicable.

         A deemed redemption of all of the Holdings stock held by a dissent ing Holdings stockholder will generally result in a complete termination of such stockholder's interest in Holdings under Section 302(b)(3). A deemed redemption that results in such a complete termination will be treated as a sale or exchange of the redeemed stock, and thus will trigger capital gain or loss. However, and notwithstanding the foregoing, a deemed redemption of all of the Holdings stock held by a dissenting Holdings stockholder who is treated under the constructive ownership rules of Section 318 as owning Holdings stock that is actually owned by other related parties may not result in a complete termination of the stockholder's interest in Holdings under Section 302(b)(3). A deemed redemption that does not result in such a complete termination may nevertheless be treated as a sale or exchange under the "not essentially equivalent to a dividend" test of Section 302(b)(1) or under the "substantially disproportionate" test of Section 302(b)(2), both of which are discussed above; however, if the redemption does not satisfy these tests, then it will be treated as the payment of a dividend.

         As indicated in the foregoing discussion, the specific tax conse quences of a deemed redemption of all of the Holdings stock held by a

Lab Holdings, Inc.
LabOne, Inc.
June 16, 1999
Page 5



Holdings stockholder who exercises statutory dissenters' rights will depend on such stockholder's individual circumstances. Therefore, we express no opinion with respect to the specific tax consequences of such deemed redemption treatment to any particular Holdings stockholder.

LabOne Stockholders (Other Than Holdings)

         With respect to LabOne stockholders (other than Holdings), the Merger will qualify as a tax-free reorganization under Section 368(a) and both Holdings and LabOne will be parties to such reorganization under Section 368(b). Accordingly, the principal tax consequences of the Merger to such stockholders are as follows.

         No gain or loss will be recognized by LabOne stockholders who receive only Holdings stock in exchange for their LabOne stock pursuant to the Merger.

         LabOne stockholders who receive only cash in exchange for their LabOne stock pursuant to the Merger will likely be treated as if they had received Holdings stock in the Merger and such stock was redeemed by Holdings immediately thereafter. However, the law in this regard is unclear and such stockholders may be treated as if they had sold their LabOne stock to Holdings.

         A deemed redemption of Holdings stock that is considered to have been received by a LabOne stockholder who receives only cash in the Merger will be treated as a sale or exchange of such stock, and thus will trigger capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's tax basis in such stock, if it is considered to be "not essentially equivalent to a dividend" under Section 302(b)(1) or if it is considered to be "substantially disproportionate" with respect to the stockholder under Section 302(b)(2) or if it results in a complete termination of the stockholder's interest in Holdings under Section 302(b)(3); otherwise the cash received will be treated as a dividend. In determining whether the deemed redemption will be treated as a sale or exchange the constructive ownership rules of Section 318 are, again, generally applicable.

         A deemed redemption of Holdings stock that is considered to have been received by a LabOne stockholder who receives only cash in the Merger

Lab Holdings, Inc.
LabOne, Inc.
June 16, 1999
Page 6



will generally result in a complete termination of such stockholder's interest in Holdings under Section 302(b)(3). A deemed redemption that results in such a complete termination will be treated as a sale or exchange of the redeemed stock, and thus will trigger capital gain or loss. However, a deemed redemption of Holdings stock that is considered to have been received by a LabOne stockholder who receives only cash in the Merger and who is treated under the constructive ownership rules of Section 318 as owning Holdings stock that is actually owned by other related parties may not result in a complete termination of the stockholder's interest in Holdings under Section 302(b)(3). A deemed redemption that does not result in such a complete termination may nevertheless be treated as a sale or exchange un der the "not essentially equivalent to a dividend" test of Section 302(b)(1) or the "substantially disproportionate" test of Section 302(b)(2), both of which are discussed above, but if the redemption does not satisfy these tests then it will be treated as the payment of a dividend.

         A deemed sale of LabOne stock to Holdings by a LabOne stockholder who receives only cash in the Merger will cause the recognition of capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's tax basis in such stock.

         Because of the uncertainty in the law, and because of the LabOne stockholders' varying circumstances, we express no opinion with respect to the specific tax consequences of the Merger to LabOne stockholders who receive only cash in exchange for their LabOne stock pursuant thereto.

         LabOne stockholders who receive some Holdings stock and some cash in exchange for their LabOne stock pursuant to the Merger will recognize gain, but not loss, on such exchange. The amount of the gain recognized by such a stockholder will be equal to the lesser of: one, the total gain realized by such stockholder on the exchange (i.e., the value of the Merger consideration received by such stockholder, including both cash and Holdings stock, less such stockholder's tax basis in the LabOne stock that is given up in the exchange); or two, the amount of cash received. The gain that is realized by a LabOne stockholder may be capital gain or a dividend (i.e., ordinary income), depending on the stockholder's individual circum stances.

         For purposes of determining whether the gain realized by a LabOne stockholder who receives some Holdings stock and some cash in exchange

Lab Holdings, Inc.
LabOne, Inc.
June 16, 1999
Page 7



for his LabOne stock pursuant to the Merger will be capital gain or a dividend, the stockholder will be treated as if he exchanged all of his LabOne stock for Holdings stock and Holdings immediately redeemed a portion of such Holdings stock for cash. The gain realized by the stockholder will be capital gain if the deemed redemption of a portion of such stockholder's Holdings stock is considered to be a sale or exchange of such stock because it is "not essentially equivalent to a dividend" under Section 302(b)(1) or because it is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2); otherwise the gain that is realized by the stock holder will be treated as a dividend. In determining whether the deemed redemption will be treated as a sale or exchange the constructive ownership rules of Section 318 are, again, generally applicable.

         The "not essentially equivalent to a dividend" and "substantially dis proportionate" tests prescribed by Sections 302(b)(1) and 302(b)(2) are discussed above. In this regard, the IRS has taken the position that the "not essentially equivalent to a dividend test" may be satisfied with respect to a redemption of a portion of a stockholder's stock in a corporation if the stockholder's percentage stock ownership interest in the corporation is minimal, the stockholder exercises no control over corporate affairs, and there is a meaningful reduction in the stockholder's percentage stock ownership.

         Because of the LabOne stockholders' varying circumstances, we express no opinion with respect to the character of the gain, if any, recog nized by LabOne stockholders who receive some Holdings stock and some cash in exchange for their LabOne stock pursuant to the Merger.

         The aggregate tax basis of the shares of Holdings stock received by a LabOne stockholder pursuant to the Merger will equal the aggregate tax basis of such stockholder's shares of LabOne stock exchanged in the Merger, increased by the amount of any gain recognized by such stockholder and decreased by the amount of any cash received by such stockholder. The holding period for shares of Holdings stock received by a LabOne stock holder pursuant to the Merger will include the holding period for the shares of LabOne stock exchanged in the Merger.

         The foregoing opinions are based on the Code, its legislative history, Treasury Regulations, judicial authority, and administrative rulings and practice, all as currently existing and in effect. This opinion letter is not binding on the IRS or upon the courts, and

Lab Holdings, Inc.
LabOne, Inc.
June 16, 1999
Page 8



if the IRS challenges any of the opinions that are expressed herein, substantial expense may be incurred in dealing therewith. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the opinions expressed by us herein. Any such changes may be retroactive and could affect, possibly adversely, the tax consequences of the Merger.

         In rendering the foregoing opinions, we have assumed that the necessary approval of the Merger by the stockholders of Holdings and LabOne will be given at the "Stockholder Meetings" (as defined in the Merger Agreement), that the Merger Agreement will remain in full force and effect at all time periods relevant to the foregoing opinions, and that the Merger will be consummated exactly as described in the Merger Agreement. In rendering these opinions, we have also assumed that all stockholders of Holdings and LabOne hold their stock as a capital asset and did not acquire their stock as compensation, and that such stockholders are not taxpayers that are subject to special rules such as financial institutions, regulated investment companies, insurance companies, tax-exempt organizations, and foreign persons.

         In rendering the foregoing opinions we have further assumed the accuracy of all statements of fact contained in the Merger Agreement, the Prospectus, the Registration Statement, and other documents examined by us or made to us by officers or other representatives of Lab Holdings and LabOne in response to our inquiries, and we have assumed that there . We have also assumed the due authorization, execution and delivery, and binding effect of all contracts examined by us by and on all parties thereto. We have further assumed the genuineness of all signatures on all contracts and other documents examined by us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

         We express no opinion as to the federal income tax consequences of the Merger if any of the assumptions that we are relying upon in issuing this opinion letter are incorrect. We also express no opinion as to the tax consequences of the Merger under any state, local, or foreign tax law.

         The opinions set forth in this letter are effective as of the date hereof. We express no opinions other than those expressly set forth herein, and no expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this letter which comes to our attention after the delivery of this letter and disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

Lab Holdings, Inc.
LabOne, Inc.
June 16, 1999
Page 9


         This opinion letter may not be filed with any governmental agency or be used for any other purpose without our prior written consent, except that this opinion letter may be filed as an exhibit to the Registration Statement. Also, we consent to the reference that is made to this opinion letter in the
Prospectus under the caption "The Proposed Merger--Federal Income Tax Consequences."

                                             Very truly yours,

                                            LATHROP & GAGE L.C.


                                             s/ Russell D. Jones
                                       By:
                                             Russell D. Jones




637423.2